Exhibit 11.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use of our report dated July 16, 2023, on the consolidated financial statements of Worthy Property Bonds 2, Inc. as of March 31, 2024 and for the period ended March 31, 2024 included in this Regulation A Offering Statement of Worthy Property Bonds 2, Inc., on Form 1-A POS, and to the reference to our firm under the heading “Experts”.

Assurance Dimensions

Coral Springs, Florida

July 19, 2024